Exhibit 99.1
CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

CHICAGO BRIDGE & IRON COMPANY N.V.
2008 FOURTH QUARTER EARNINGS
& YEAR-END RESULTS CONFERENCE CALL
5:00 p.m., Eastern Standard Time
Tuesday, February 24, 2009
Moderator: Philip Asherman

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

OPERATOR:	Good afternoon. My name is Stephanie, and I will be your conference operator today.

At this time, I would like to welcome everyone to the CB&I 2008 Fourth Quarter and Full Year Report Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press “Star”, then the Number “1” on your telephone keypad. If you have already done so, please press the Pound sign now. Then, press “Star-1” again to ensure your question is registered. If you would like to withdraw your question, press the Pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable, but are subject to a range of uncertainties and risks that are summarized in the company’s press release and SEC filings. While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any statement.

Now, I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Thank you. Good afternoon, and thank you for joining us for CB&I’s Fourth Quarter and Year Ending Earnings Call.

With me today are Ron Ballschmiede, CB&I’s Chief Financial Officer; Lasse Petterson, our newly appointed Chief Operating Officer; and Dan McCarthy, president of Lummus Technology.

Today, we want to further expand on some of the important fundamentals of our business in order to help you better understand the environment in which we are operating and, as we did last quarter, discuss our view on how our end markets are behaving in these unsettled times.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

Before we begin our agenda, I have just a few opening comments. Overall, we had a very solid fourth quarter, but a disappointing year considering the UK charges and the delay in the full release of the Colombian REFICAR refinery, but the over a billion dollars in new awards this quarter was encouraging, considering the diversity of project type and geographic location. For example, Lummus Technology was awarded the license and basic engineering for what will be the largest single-line propane dehydrogenation facility in the world at a plant in Saudi Arabia, as well as a license in China for a breakthrough methanol-to-olefins technology which provides an economical alternative to crude oil-derived feedstocks.

Also in the fourth quarter, we were awarded two more contracts, each valued at over $150 million each, from Westinghouse for the engineering, procurement, fabrication, and erection of nuclear containment vessels in the U.S.

We were also awarded the design and fabrication of a distillation hydrotreating unit for a North American refinery, the expansion of the Fujian LNG regas facility in China, and the first of multiple elevated water storage tanks as part of the rebuilding of the infrastructure in areas still affected by the devastating hurricanes in the Gulf Coast region.

In Europe, we received a FEED contract as part of a joint venture with WorleyParsons and Aker Solutions for phase two of the giant Kashagan oilfield offshore Kazakhstan, which contains an estimated 12 to 15 billion barrels of oil reserves.

And in case you missed it, we also announced the closure of the issues with the FTC that arose out of the 2001 acquisition of PDM by divesting specific assets in a sale to Matrix Service Company.

Ron Ballschmiede will discuss the financial details of the quarter and year end in a minute, after Lasse and Dan provide an update on current operations around the company.

Before that, however, I want to continue the theme we began in our third quarter call to respond to your questions on how we evaluate our end markets in this ever-changing business environment. Again, I will reaffirm that to date, we have

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

not experienced any material cancellations in our current backlog, and many of our major integrated oil customers have announced their plans for continuing their CAPEX at various spending levels

Projects that were contracted this past year are proceeding, and as a measure of activity for much of our smaller work, the level of inquiries received year to date in terms of value and project type in January of 2009 looks a lot like what we saw in January 2008.

The major gap we see in 2009 is a reduction of spending anticipated in the U.S. refining market and the widely publicized reduction in the Canadian oil sands projects. We already saw pressure in the U.S. refining business due to a reduction in consumption, which predated other economic impacts over the past six months, and the delay of much of the oil sands development was announced early enough for us to adjust our outlook for 2009.

The issue looking forward, of course, is delay of major projects that in a normal year would carry a higher degree of confidence relative to the timing of the awards and any anticipated revenue from those in 2009. For example, REFICAR, which is the multi-billion dollar refinery expansion in Colombia, delayed their decision to commit to placing major equipment orders in December as planned, but we are proceeding on the significant FEED work for that project in anticipation of the project getting released in the back half of this year.

As this graph illustrates, our end market risk associated with clients who depend on the credit markets is nominal, and it has not changed substantially in the past six months. Projects which we do anticipate or which are already in backlog are with those clients that primarily fund their CAPEX from their own balance sheets, or in the case of many of the national oil companies may have other strategic interests for developing their assets, despite the volatility of the current oil and gas prices. As you can see, geographically, we see the most viable prospects in our primary markets are most likely to be somewhere outside the U.S.

This graph illustrates some relative shift from what we discussed last quarter. Clearly, we see the potential delay of major projects has increased significantly. Projects in the Middle East, our Colombia project as I just mentioned, and

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

certainly some of the incremental LNG investments have been subjected to reevaluation, given the new economics in the market, significant reductions in the cost of major equipment and improved delivery commitments from suppliers, and substantial reductions in the price of steel, copper, and bulk materials. In our addressable of markets, this reverse volatility translates into a lack of redictability outlook that we might otherwise have assumed in previous years.

This graph provides an update on the changing commercial composition of our projects. As you can see, the mix in the backlog has been changing dramatically towards a blend of fixed price and some type of reimbursable approach. Although we don’t see this pendulum shifting back to 2007 levels, it will be interesting to see the future effect on this composition as owners reduce CAPEX through better pricing and delivery from the supply markets and increased competition on major projects in various parts of the world. But in either scenario, CB&I is well positioned to capitalize on our lump-sum experience and our continued ability to control each phase of the project, but we should expect to see new competitive interests in some regions and the potential of incremental pressure on margins.

The projects represented on this map contributed to an ending backlog for the year of $5.7 billion with revenues up 14 percent over last year, and over half of our projects are located somewhere outside the United States in a broad range of energy processes, steel plate structures, and technology.

As I announced earlier this month, we will begin in the first quarter to report along three major global sectors: CB&I Lummus which represents the consolidation of all of our LNG, upstream, and downstream engineering and construction work; the CB&I legacy work focused on the supply, fabrication, and erection of steel plate structures; and Lummus Technology.

I’m very pleased that we have acquired a great talent from the industry to lead the CB&I Lummus and Steel Plate Structure sectors, Lasse Petterson. I am happy to introduce Lasse to you today and will ask him to discuss the current operations of these two sectors.

Lasse?

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

LASSE PETTERSON:	Thank you, Phil.

CB&I’s backlog is very diverse across all regions and markets. I will now take you through the backlog with representative projects for both CB&I Lummus and CB&I Steel Plate Structures.

In North America, the Cove Point LNG Expansion Project is essentially complete. The project is now online, having met all scheduled obligations. We are currently completing final punch list and performance testing.

The Golden Pass LNG Project, as you are aware, has been delayed due to Hurricane Ike. It had been on schedule to be completed this year, and we are now working closely with our client on restoration and scheduled revisions, but we do not have a new timeline for you at this point.

Nuclear power is an increasingly important component of our business. In 2008, we were awarded $300 million in contracts to provide containment vessels for new nuclear power projects, and we see that market continuing to expand.

In Canada, Suncore has announced that it is delaying its Voyager oil sands project. CB&I had contracts to provide tanks and vessels, as well as some labor for that project.

Turning to Central and South America, the Quintero LNG regasification terminal in Chile is progressing well. The marine work is nearly completed, and we have implemented some innovative processes to expedite construction.

Work on the Peru LNG project is on track, and engineering is nearly complete. The productivity is very high and the workforce is at its projected peak.

In addition, we are working on a project for Petroterminal de Panama building the storage tanks associated with the TransPanama Pipeline Expansion Project. We are building on two sides, one on the Pacific Coast and one on the Atlantic Coast, and CB&I built the original tanks for this project back in the ‘70s.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

As announced in November of 2007, we also are currently working on a FEED contract for Cartagena, Columbia refinery on reimbursable terms. Although there has been quite a bit in the news recently about ownership and financing issues, we anticipate that the overall project will be fully released in the third quarter.

Moving to Europe, the Isle of Grain phase two projectreceived first gas in November and achieved gas out in late December. The South Hook LNG Project is gas-ready and is awaiting for the first LNG tank delivery.

In the North Sea, we are building a port platform for Nexen in the Buzzard Field Complex to add additional processing equipment under a reimbursable contract.

In January, we announced a FEED contract as part of a joint venture for phase two of the full field development of the Kashagan oil field offshore Kazakhstan. This project has significant potential for additional work for CB&I in later phases.

In the Middle East, our work is primarily concentrated in crude oil terminal works. In Qatar, CB&I is currently constructing two tank farms consisting of 38 tanks for Shell’s Pearl GTL project. Also in Qatar, we recently completed more than a dozen LPG tanks for RasGas in Raslaffan. In addition, CB&I is wrapping up a major LPG tank project in Abu Dhabi for GASCO.

In Africa, we are building a 25 million standard cubic foot per day gas plant in Cabinda for Chevron. The project is scheduled for completion late 2009.

Turning to the Asia Pacific, we continue to have a strong presence in this region. In Australia, we are working with Woodside on two LNG projects that will help meet the country’s goal of tripling the LNG output by 2015. We are also working with Yarwun Lumina on a major refinery expansion, and in China, we signed a contract in the fourth quarter for two additional tanks for the Fujian LNG project. CB&I completed the initial phase of the LNG terminal in April 2008, and the project has a capacity of 2.6 million tons of LNG per year and includes 260,000 cubic meter LNG storage tanks.

In Singapore, work is progressing well on Shell’s massive ethylene cracker

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

complex, a world scale petrochemical facility. The plant has the capacity to produce 800,000 tons per annum of ethylene, which will increase the country’s capacity by 40 percent. The project is now 75 percent complete, and we are working in collaboration with Toyo Engineering, and currently, we have more than 8,000 employees on site.

There is no way to cover all of CB&I’s projects currently underway worldwide on this call, but this is a representative sampling that demonstrates the extensive diversity in the company’s backlog.

As Phil discussed, CB&I’s EPC business was recently restructured into two distinct sectors. CB&I Lummus encompasses all of our energy process and LNG EPC work, including everything from refinery, gas processing and petrochemical projects, to offshore platform and pipeline design, as well as LNG projects. CB&I has made several strategic acquisitions over the years and has combined the strength of these businesses to become a global EPC player.

John Brown Hydrocarbons was the leader in offshore platform and pipeline design. The Howe-Baker acquisition brought unparalleled modular construction capacity, as well as downstream refining capabilities. The Lummus EPC business has added extensive global experience in major oil and gas and petrochemical projects.

CB&I Lummus provides clients the benefits of this combined experience and expertise. Our sales force is currently tracking more than 600 projects worth in excess of $70 billion in this sector.

Our other sector is CB&I Steel Plate Structures, which consolidates CB&I’s legacy tank business, including pressure vessels, elevated water storage tanks, cryogenic tanks, and nuclear containment vessels. CB&I Steel Plate Structures business has very strong brand recognition and a leading market position worldwide. We are currently tracking more than 1,600 potential prospects in this sector valued in excess of 20 billion U.S. dollars.

Before turning the call back to Phil, I want to mention that just having joined CB&I, one of my first impressions is that this company values safety and safety is built

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

into the culture. CB&I’s employees and subcontractors worked more than 89 million hours in 2008 with an exceptional safety record. Several of CB&I’s projects achieved major safety milestones over the year, including Peru LNG which last week reached the 10 million work hour mark without a lost time injury, and the Shell ECC project in Singapore has almost 20 million work hours to date without a major safety incident. This is the hallmark of a quality company, and I am pleased to be part of it. Thank you.

PHIL ASHERMAN:	Thank you, Lasse.

Also new to our earnings call, but certainly not to our business, since acquiring Lummus Technology 18 months ago is its president, Dan McCarthy. Given the outstanding performance of this business since the acquisition, I want Dan to share with you his unique perspective on the market and provide additional description of the components of this business.

Dan?

MR. McCARTHY:	Thank you, Phil.

For those on the call who may not be very familiar with Lummus Technology, we serve the same markets as the rest of CB&I, that is, natural gas processing, oil refining, and petrochemical market sectors. However, we differ in the types of services.

Our products and services include licenses for process technology, basic or conceptual engineering design, proprietary catalysts, specialized equipment, and after-market technical support to help clients maintain efficient operations.

The Lummus Technology equipment business is primarily focused on heat transfer equipment. There is a large component of fired heater technology associated with our ethylene, hydrogen, delayed coking, and styrene processes. This division also licenses out specialty heat exchanger designs called HELIXCHANGER and Breech-Lock Exchangers.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

In 2008, prior to the economic crisis, our business activity across the full range of our products and services were at a record level. Major investments in oil refining in all regions of the world led the way. For us, these investments can be mainly categorized in three distinct initiatives: first, resid upgrading to take advantage of favorable price grids between light and heavy crudes; second, hydrocracking designed to process heavy cuts to diesel and lube oils; and third, oil sands upgrading.

The petrochemical business in 2008 was more focused on propylene and butadiene than ethylene. Since large new ethylene plants were anticipated to come on stream in the Middle East. Lummus Technology benefitted from this trend through its propylene technologies, namely olefins conversion technology and CATOFIN technology which is the Saudi project that Phil referred to for propane dehydrogenation, and also our butadiene extraction position.

The strong investment picture across these markets over the last few years also contributed to a growing demand for our catalyst and heat transfer equipment. In fact, one heat transfer order was over $140 million, which was a record for us.

In the wake of the financial crisis, we have seen instability in the prices of key feedstocks and products. Crude oil prices dropped about 75 percent from their July peak, and similarly, ethylene and propylene prices fell by 77 percent and 79 percent respectively.

Consequently, we saw a slowdown in fourth quarter bookings as potential investors reexamined their plants. I want to point out the catalyst continued to play an important role in our business. In many of the 70 processes that we offer for license, we have a proprietary catalyst position. As we continue to license these technologies, our installed capacity base increases, resulting in increased catalyst sales opportunities for both first fills and refills. This gives us an opportunity to grow the overall business without an increase in the licensing portfolio.

Having said that, we continue to focus on portfolio expansion strategies. Our recent successes in niche LNG and methanol-to-olefin processes illustrate that

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

commitment.

I hope that is a good summary for you of the Lummus Technology business, and I would like to at this time turn it back to Phil.

PHIL ASHERMAN:	Thanks, Dan.

Before we move into the Q&A, I will ask Ron Ballschmiede to review the financial results for 2008 and our guidance for 2009.

Ron?

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon everyone.

With that overview of our major markets and project activity, let me take you through the financial information for the quarter and add some comments on our guidance.

Our revenue for the quarter of $1.5 billion was up 14 percent over the fourth quarter of 2007. The growth over 2007 reflects an incremental $146 million or 11 percent of revenues from Lummus and organic CB&I revenue growth of 3 percent or $44 million. The incremental Lummus revenue split is $62 million for Lummus Technology which is reported as a separate segment and $84 million for CB&I Lummus, which is embedded in our EAME region.

Income from operations was $121 million or 8 percent of revenues for the quarter, compared to $57 million in the fourth quarter of 2007. There are several factors which contributed to this improvement.

As you may recall, we completed our Lummus acquisition in mid fourth quarter last year. The inclusion of Lummus in 2008 for the full quarter improved operating income by approximately $25 million.

Additionally, the charges for additional estimated costs of our two UK LNG projects were $33 million and $53 million in the fourth quarter of 2008 and 2007 respectively.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

Finally, lower fourth quarter 2008 performance-based compensation expense had a positive impact on our operating income of approximately $12 million in the quarter About 70 percent of this reduction is reflected in S&A resulting in the 2.9 S&A-to-revenue rate of fourth quarter of 2008. The balance of the 2008 cost is included in cost of revenues. Our income tax rate for the quarter was just under 40 percent. We are unable to benefit our charges in the UK which increased our reported income tax rate by about 8 percent.

The summation of all that results in a fourth quarter 2008 earnings per share of $0.72 compared to $0.46 in 2007.

Phil spoke to several individual fourth quarter new awards in 2008. So I will provide some overall comments on the numbers. Our new awards for the quarter total approximately $1.1 billion and $4.3 billion for the year. As we previously discussed, our fourth quarter and full year new awards were approximately $2 billion less than anticipated. This shortfall was primarily the result of the deferral of our Cartagena refinery expansion and other smaller projects beyond 2008.

Our backlog totaled $5.7 billion at the end of the year. While we have had no significant projects canceled out of our backlog, the strengthening of the U.S. dollar against the pound, the euro, the Canadian and the Australian currencies reduced our backlog by about $300 million for the year. While the income effect of this currency movement is minimal going forward, the currency impact is an important metric to understand our backlog movements period to period.

Our quarter revenue growth over 2007 totaled 14 percent, primarily due to the inclusion of Lummus for the full quarter. The decline in revenue from the third quarter of ‘08 reflects a trend which we expect to continue into 2009, specifically a decline in revenues from our large LNG projects from a peak earlier in the year as we near completion of our UK projects and continue projects on our Peru and Chile projects

LNG-related revenues total $2.6 billion for 2008, and are expected to be approximately a billion dollars less in 2009, getting back to 30 or 40 percent of our consolidated revenues.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

Our fourth quarter segment revenues were consistent with our expectations reflecting a shift in LNG revenues from EAME specifically to UK projects to CSA for both the Chile and Peru projects and also reflect the full quarterly impact of the Lummus acquisition. The decline in APA revenues and income from operations reflect the timing of new awards and the mix of lump-sum and cost reimbursable work in the region.

Finally, operating margin in EAME without the $33 million UK charge was 5.7 percent, performance within the expected range for that region.

Finally, our Lummus Technology business had another strong quarter in each of its business lines reporting revenue and operating income of $103 million and $28 million respectively. The success in licensing and catalyst sales for the various refining technologies provided equity earnings from its two JVs of $7 million in the quarter and $41 million for the full year.

Now a few comments on our cash and debt levels. We ended the quarter with cash balance of $88 million, down from $242 million at the end of the third quarter. For the same period, our debt declined by $40 million to $160 million, reflecting the payment of the first annual installment of the Lummus acquisition debt. That $114 million increase in that debt reflects our strong fourth quarter EBITDA of $141 million, offset by a reduction in our negative contract capital of $152 million and $43 million of capital expenditures. The expected fourth quarter reduction in negative contract capital reflects the spending on our UK projects.

In light of the global financial and economic market turmoil, we thought it appropriate to resummarize our liquidity. In summary, our bank lines remain in place with the necessary flexibility and availability to weather the uncertainty of the global marketplace.

Turning to our guidance for 2009. As Phil discussed earlier, while we remain confident in the strength of our clients and end markets around the world, the volatility and uncertainty brought on by the current global financial and economic crisis causes us to be cautious around the ranges of our 2009 guidance.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

While our backlog going into 2009 is strong, the amount and timing of our 2,000 new awards remain uncertain and, of course, also affect the range of our revenue and EPS guidance. Having said that, we have and continue to take proactive measures to weather the economic turmoil, maintain our competitiveness, and protect our financial flexibility, including implementing cost reduction, optimizing our worldwide assets, and suspending our cash dividends.

Now a couple of thoughts to help with our 2009 guidance. Our new awards guidance is $3.5 to $5.5 billion, compared to our reported 2008 new awards of $4.3 billion. More than $2.5 billion or almost 60 percent of our 2008 new awards were for projects individually less than $40 million spread across our business sectors and across our geographies. We expect these singles and doubles to continue.

Additionally, we continue to have large prospects in Colombia, the Middle East, and APA for which the award timing is uncertain and certainly looks to be mid to late year, thereby explaining the broad guidance range.

Our revenue range of $4.4 to $4.8 billion reflects the pace of our backlog burn and a less predictable new award timing. As I previously mentioned, the most significant change in our revenues reflects the completion or near completion of our LNG projects, the revenues which are expected to be down about a billion dollars between years. The balance of the decline reflects softness in the North America market, specifically in the U.S. refining market, which we have experienced since early 2008, and lesser so for the oil sands work in Canada.

For the balance of the income statement items, we expect our total selling and administrative expense spend to be slightly less than 2008, reflecting the cost reduction actions we have put in place, offsetting other cost increases and back to normal levels of performance-related compensation.

We expect our net interest expense to be $25 million to $30 million, reflecting higher borrowing levels as our negative contract capital returns to the $400 million to $500-million range with the completion of certain of our large projects.

Capital expenditures are anticipated to be $60 million to $75 million, and finally, we expect our effective tax rate to be in the 30 to 34 percent range.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

Those are the highlights. I will turn it back to Phil.

PHIL ASHERMAN:	Thank you, Ron.

Now we will open the call for your questions.

OPERATOR:	At this time, I would like to remind everyone in order to ask a question, please press “Star”, then the Number “1” on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of John Rogers with D.A. Davidson.

PHIL ASHERMAN:	Good afternoon, John.

JOHN ROGERS:	Good afternoon.

I guess first thing, just in terms of the guidance and what you are looking at, I appreciate the color, but at this point, I mean, it looks like a pretty wide range in terms of what you are assuming for margins in 2009. Could you talk about that a little bit why? I mean, what sort of would swing that so wildly, given that you do have, you know, significant backlog relative to your revenue expectations, and kind of what is the uncertainty there?

RON BALLSCHMIEDE:	Sure. There’s a couple of things there. The first, we continue to hold to our historical comments around margin that 10.5 to 12.5 gross margin seems to be within striking distance in what we would expect next year.

Embedded in our numbers is about $10 million of cost to implement some of our cost reduction activities and to take advantage of finally resolving our FTC issue and divest of some assets that we couldn’t have done before that resolution. So that $10 million is embedded in our numbers.

But also, probably the big swing factor is, you know, just the magnitude and the timing of new awards. We have major engineering offices around Texas and other places in the United States, Europe, et cetera, and if we start having some ups and downs during the year, that will cause our utilization to bump up and

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

down. So we will see some fluctuations going forward, but we believe it will be back in that 10.5 to 12.5 percent range.

JOHN ROGERS:	And are you thinking about these bookings, just because I realize it will move margins around, being spread through the year? I think, Phil, your last comments were the Colombian project would be second half of the year at this point.

PHIL ASHERMAN:	I think the way to look at it, John, is in any normal planning cycle at the beginning of the year, certainly the timing of new awards is always considered in our probability and the amount of revenue burn we are going to assume from those projects, and keep in mind where we come in, in the cycle. Typically, there are tank jobs or certainly a lot of our EPC work is after most of the FEED work is done in many cases. So the revenue opportunity there is more immediate than perhaps in other type of projects where we have a long engineering cycle.

This year, looking at that, timing was everything in terms of some of the large projects. Although we think it is probably a good time for owners to take advantage of the supply market, they are still addressing the changes and certainly with the suppliers. So that becomes, I’ll say, wildly unpredictable when considering other years.

Most of the major jobs that we have seen that have been publicized, that have been talked about in the Middle East and everywhere are still on the table, but we are seeing validity dates and other indications that would tell us that the timing is still less than certain.

So, I know the ranges that you just talked about are pretty wide in terms of our guidance, but we think it is prudent, and we are certainly prepared to tighten those ranges as the market and the certainty of these projects become clearer to us as we progress through the year.

JOHN ROGERS:	That helps. I just wanted to understand how you were thinking about it.

PHIL ASHERMAN:	Okay. That’s the logic.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

OPERATOR:	Your next question comes from the line of Andy Kaplowitz with Barclays Capital.

PHIL ASHERMAN:	Good afternoon, Andy.

ANDY KAPLOWITZ:	Good evening, guys. Just following up on John’s question for a second, if we look at that guidance and, you know, look at the range, let’s say that Cartagena was delayed until 2010 or something like that and Golden Pass did not ramp up quickly, like how much room do we have in that guidance, at least for the low end of the range? Could you give us some assumptions around some of these big contracts that are out there like Cartagena?

PHIL ASHERMAN:	Yeah. I’ll give you the thinking behind that. Certainly not everything in terms of our outlook is wrapped up in the award or the full release, I think, is probably the best way to look at that of Cartagena. All indications from the owners is that we can expect to get that done in the back half of the year.

However, we are still fairly conservative in how we factor that into our outlook, but there is a number of other very large programs, very large tank jobs and some LNG work that potentially could award this year. It is just, again, when we look at the key indicators on those jobs, you know, we can’t with any certainty really factor that much higher than we have in our current guidance.

ANDY KAPLOWITZ:	And let’s say, Phil, that you came at the very low end of your new award range for 2009. Can you still make the low end of your guidance for 2009, or even, you know, let’s say you came in a little bit below?

PHIL ASHERMAN:	Yeah. We certainly believe we can.

ANDY KAPLOWITZ:	Okay. Just kind of expounding on that, you know, when it comes to Lummus, obviously you guys said that, you know, the quarter looked a little light in terms of new awards. How much is Lummus factored into 2009, and can we ramp up from what looks like a pretty low level of new awards in 4Q in Lummus?

PHIL ASHERMAN:	Andy, are you talking about Lummus Technology?

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

ANDY KAPLOWITZ:	Yeah, Lummus Technology. Excuse me. Sorry.

PHIL ASHERMAN:	Yeah. You know, I think we see the outlook for Lummus Technology — you can look at a bandwidth of variability in there from what we did this year, probably in the 10 to 20 percent, I think, in terms of earnings potential there.

ANDY KAPLOWITZ:	Got you, and then one more, if I could. Ron, did you give out what the contract capital was in 4Q at the end of the quarter?

RON BALLSCHMIEDE:	If I didn’t, I certainly should have. It is about $750 million.

ANDY KAPLOWITZ:	750, okay. I might have missed it.

RON BALLSCHMIEDE:	I might not have. I don’t recall, but 750, right around 750 at the end of the year.

ANDY KAPLOWITZ:	Got you. So I just want to make sure that I am clear on this. I mean, it looks like, you know, you are counting on sort of $250 million to $350 million of headwind from, you know, as advances worked out. Is that clear?
And then it seems like it would be hard to at least — you know, I think you sort of alluded to this, but it seems like it would be hard to generate cash in 2009, given that headwind, but you also have plenty of room on your credit facility, too, to absorb that.

RON BALLSCHMIEDE:	I think when you roll through the guidance that was provided, you will find that we would expect to give back about $100 million of free cash flow for the year, and that doesn’t surprise us.

We have been enjoying the cash flow characteristics of some of these very large jobs. So we knew we would come back into this $400 million, $500 million number at some point in time, and the only uncertainty on whether we beat the forecast I just said is really all in the timing of some of these new large opportunities, which some will carry the same characteristics as those projects that we will be finishing this year.

So I think we will be in fine shape with our line, and we will be in and out of the revolver throughout the year, which is why the higher guidance on the revenue — on the interest, net interest expense side.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

ANDY KAPLOWITZ:	Got you. Thank you.

OPERATOR:	Your next question comes from the line of Avi Fisher with BMO Capital Market.

PHIL ASHERMAN:	Hello, Avi.

AVI FISHER:	Hi. Good evening. Thanks for taking my question.

So North American bookings, a little higher than I expected. Can you break out what of that were new projects and what of that may have been scope additions?

PHIL ASHERMAN:	Scope additions, you are talking about North America.

AVI FISHER:	Yeah.

PHIL ASHERMAN:	Probably, the best way to look at North America in terms of just U.S. versus Canada, I think obviously very distinct. We had, again, looking at the bookings, a pretty diverse spectrum of smaller jobs, but the gap we see, as I mentioned, is in the U.S. refining market for the U.S.

You know, historically, that has resulted in about $750million plus, plus or minus over the past few years, actually going all the way back to the clean fuels program and then getting into the process additions and expansions relative to heavier crudes, and we just see that business as pretty flat this next year and haven’t really seen what is going to fill in the pipeline for that amount of work. So that is why a lot of our mix of work as we see going forward is going to be spun more outside the U.S.

Canada is a little bit different issue. You know, Canada, we have got peak shaver going on in British Columbia. There’s other owners up there who are still proceedings ahead on some of their oil sands development work as far as the engineering, and we didn’t really have a lot of exposure to the deferral or the delay in some of the expenditures on the major projects for Suncore, other than we had originally anticipated at the end of the last year that before the announcements by Suncore that our revenues would increase

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

significantly up there with the increased work, but again, we were able to adjust before we did our plan numbers for 2009.

So, you know, the positive, I think, and what I mentioned in my opening remarks is when we look at the number of inquiries that come in, and this isn’t just in the U.S., but the inquiries relative to new projects which tend to be smaller, but which can add up, as we saw in the first quarter and somewhat in succeeding quarters, a billion dollars or somewhere in that neighborhood, that is pretty encouraging. That was more encouraging than what I anticipated.

And other than the swing factors for the very large projects, you know, we see the ongoing flow of these inquiries and that level of work, and that work could be in the neighborhood of under, let’s say, $200 million and smaller to be year to date still somewhat encouraging and stable.

AVI FISHER:	Got you. I just kind of meant, though, in the North American bookings in 4Q was pretty strong. Was that refining work?

RON BALLSCHMIEDE:	Well, I would add, as Lasse mentioned, we have our nuclear orders in there.

AVI FISHER:	Oh, got you.

RON BALLSCHMIEDE:	Those are the first nuclear orders we have received in decades.

AVI FISHER:	Right.

RON BALLSCHMIEDE:	So it is not by total coincidence that our diversification here in the United States of watching the refinery business maintain its relatively slow activity being replaced by the nuclear work, these are nice jobs that are very long cycles. So they will fill in nice for some of the softness in the refinery side.

AVI FISHER:	Do they have similar cash flow metrics where you are collecting, you know, early on in the project, or is it more of a cost reimbursable?

RON BALLSCHMIEDE:	Those are nice, basically, lump-sum jobs.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

AVI FISHER:	And when do you expect those to ramp?

RON BALLSCHMIEDE:	2010.

AVI FISHER:	2010, okay.

And while I have you, Ron, I think Andy might have asked this. What was earnings and — I just want to break out earnings and excess and billings and excess for the quarter, which was which.

RON BALLSCHMIEDE:	You know what, let me — let me dig that out for you.

AVI FISHER:	Okay. And you know, with 88 million in cash, how does your low — how does that cash balance impact your ability to win large projects? It is kind of low historically from what you are used to.

RON BALLSCHMIEDE:	I think the — you know, I think the 88 is obviously, $40 million was used to repay our first installment, but the key thing is that our revolver is really what we use for that customer confidence. The $1.1 billion revolver has got about $300 million used for letters of credit. You know, that, we can take up to the total $1.1 billion LCs and, more importantly, borrow up to half of that cash. So I think we have about plenty of liquidity not only in that line, but in our bilateral agreements around the world. Those are as important as a resolver, particularly in the Middle East where we like to do business with the country national banks.

AVI FISHER:	Right. But as you unwind, you know, 400 to 500 — I’m sorry. As you unwind contract capital from — did you say it was about 750?

RON BALLSCHMIEDE:	750 at the end of the year, yes.

AVI FISHER:	750 to 400, you are talking about a swing of about, you know, 300 — 350 million in that. Does that hit cash? I mean, how does that flow through the balance sheet?

RON BALLSCHMIEDE:	Well, we hope to have about that same number in EBITDA in 2009 when you go through all that, those metrics I just gave you. So it is pretty much

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

spending the EBITDA next year, and as you noticed, we took our capital expenditure expectations down to about half of what we spent in 2008.

AVI FISHER:	Right. And when do you — do you have any anticipation of when you would be able to resume the dividend?

RON BALLSCHMIEDE:	I think that’s — your guess is as good as mine. I think we want to be financially prudent and remain flexible, and we have done a lot of things in our company in the last quarter to remain so. So we will see what this crazy economy does to us and keep evaluating it.

AVI FISHER:	Okay. I got two more quick questions. I apologize. If I were to back out some of the — you know, the ins and outs, say, South Hook, what — and I wanted to sort of back into an EPS, what was your effective tax rate for the quarter?

RON BALLSCHMIEDE:	Without Hook’s charge — or without the UK project charge, 32 percent.

AVI FISHER:	Thirty-two percent. Finally, I promise the last question. Earlier today, one of your peer E&C companies said that they saw strength in the LNG markets. You are talking about a billion-dollar decline in revenues on your LNG markets. I wonder if you could just provide a little bit more color on that.

RON BALLSCHMIEDE:	Well, I think that is primarily just the backlog of projects that we have. Remember, certainly the Hook and Grain II that we have been working very hard to get to the position we are at, at this point in time is part of that, and the rest of it is both Chile and the Peru job wind down towards the back half of ‘09.

PHIL ASHERMAN:	Yeah. Let me add to that too. You also got to consider where a particular company may be entering the process. We tend to be more on the EPC side in some places in the world, mechanical, electrical erection contractor. You know, there certainly is going to be a surge of supply over this next year or two. We still think there is certainly room for incremental investment in LNG in various parts of the world. Certainly, we have seen a lot of development activity in parts of Europe. I think there is plenty of capacity in the U.S. to handle what they see as an increase imports to the U.S., but other than being just a large tank

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

supplier capacity for the world, as far as new investment — and again, it has always been a very lumpy opportunity, and I think we are going to see some incremental investment, but certainly, we don’t believe at the pace that we have seen in the previous three years.

AVI FISHER:	Well, thanks for the call, and thanks for answering my questions.

RON BALLSCHMIEDE:	And Avi, you can just write these down, our cost in excess of $308 million at the end of the year and our billings in excess are $970 million.

AVI FISHER:	Okay. Thank you.

OPERATOR:	Your next question comes from the line of Barry Bannister with Stiefel Nicolaus.

PHIL ASHERMAN:	Hello, Barry.

BARRY BANNISTER:	Hi. I am going to try to keep it to a question rather than a discussion in the interest of time.

PHIL ASHERMAN:	Thank you.

BARRY BANNISTER:	Free cash flow negative 98 million in ‘08. I think I heard Ron say another 100 million down in ‘09. You paid about .9 EBIT to sales for Lummus. The industry trades are about .45 right now. You are de-risking the backlog from LSTK to more cost plus. So you are losing your up-front payments. It sounds like you have got a cash problem. I don’t like this trend. Would you elaborate on your free cash flow targets in ‘09?

RON BALLSCHMIEDE:	Sure. As we measure free cash flow, it is about break even, a little bit positive in 2008, and as I mentioned, coming down about $100 million in 2009, and you know, certainly, a large part of that growth in our negative working capital — negative contract capital was the reserves we took on the UK project. So that boosted our negative contract capital after the second quarter by about $300 million, and that really pretty much has been coming back.
So, even on — as maybe I pointed out before, on our cost reimbursable work, by design, those jobs are still cash flow positive for us. It is all in the way you set them up and then bill for it. So we don’t see a drastic unwinding beyond what I

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

described earlier.

BARRY BANNISTER:	All right. You know, I’d hate to think that we are becoming cavalier about $0.35 per share charges, but no one has asked, and you haven’t really described it. How could we possibly have had another charge of $0.35 per share in the UK, and when will this bottomless pit be filled?

PHIL ASHERMAN:	The charges in the UK are not new issues. The additional charges on the Hook were additional subcontractor costs associated with getting that job finished, and in South Hook, we had anticipated closing the project down effectively for the holiday and the weather season, and that schedule had moved to the right several weeks, but currently, we are certainly at a level that we are working weekly activities and waiting for the ship to pull up to the berth. So we are ready to cool down.

So, looking forward, the amount of spend left in that job is essentially an operating plant in many respects right now, and we have turned it over to both owners in many respects and just finishing the remaining work. So, whether it be a savings or whether it be incremental cost, again, relative to the amount of money that is going to be spent on that job, we don’t see it as a major factor in 2009.

BARRY BANNISTER:	I will follow up with the rest offline. Thanks.

PHIL ASHERMAN:	All right. Thanks, Barry.

OPERATOR:	Your next question comes from the line of Michael Dudas with Jefferies.

PHIL ASHERMAN:	Hello, Michael.

MICHAEL DUDAS:	Good evening, everyone.

Phil, this restructuring in the company into three different areas, how much is that going to impact employment structure? Is there going to be a reorganization restructuring charge with that, and how’s — is Lasse going to be running all three businesses, and have the heads of those businesses been appointed or looked at relative to what is happening going forward?

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

PHIL ASHERMAN:	Well, the reorganization, if you will, into these three lines of business, Michael, as we described in a previous announcement, is not a reaction to current economic conditions, but rather really just a point of evolution in our growth whereby, after the acquisition of Lummus, we had certainly a level of critical mass, if you will, from engineering and technology that would require us to look at our organization differently.

As far as Lasse’s appointment, he will be responsible, as vertical integrated organizations, both the EPC, energy process side, which, again, the comparable model would be of our peers, Fluor, Jacobs and others, of that kind of model, with a mix of reimbursable FEED work, EPC work, EPCM work.

The second tranche of that is our legacy CB&I business, which, again, is more — it’s got more of the characteristics of a supplier than a contractor in many cases where we supply and fabricate and erect, as you know, steel plate structures and tank farms and crude oil terminals, and then. certainly, Lummus Technology is quite distinct from those two.

We think there is a real advantage here because by focusing on these distinct characteristics, we can take advantage and capitalize on those characteristics, for example, the volume, perhaps, and the margin opportunities in the EPC work, the revenue generation of steel plate structures, and the small project advantages we have in steel plate structures, and then the reoccurring income stream we get from Lummus Technology, I think certainly we are going to see it aggregate as some pretty interesting earnings potential for CB&I as a company.

As far as the organization, Ron alluded to that we are looking at some cost impact relative to reductions or adjustments, if you will, again, not so much because of the restructuring, but certainly, we have got a variable cost component of our company. But as we have to reduce, for example, or have to look at our organization relative to the decline in the refining market in the U.S., there are engineering offices and other resources that we would have to perhaps either consolidate or reduce to react to that decline in markets, but it is not necessarily for this restructuring.
The individuals that are managing those major sectors, if you will, are seasoned,

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

experienced CB&I professionals that I am sure you have met, and again, they will be responsible for all of the business activities within those sectors.
So we think the clarity that this is going to provide will help you understand our business better. Certainly, it is clarity for our customers in terms of our resources, and certainly our employees as well as far as our ability not to dilute certain parts of our business. So that is kind of a long answer to your question, but that is how we see it.

MICHAEL DUDAS:	Thank you, Phil. I appreciate it.

PHIL ASHERMAN:	All right, Michael.

OPERATOR:	Your next question comes from the line of Jamie Cook with Credit Suisse.

PHIL ASHERMAN:	Hello, Jamie.

PETER CHANG:	Hey, guys. Actually, it is Peter Change calling for Jamie.

PHIL ASHERMAN:	Peter, you have done that to me before.

PETER CHANG:	My apologies [Laughter.]

PHIL ASHERMAN:	That’s all right.

PETER CHANG:	I just had a few quick ones. On the North American margins — and sorry if I missed this earlier
— they seemed a little higher than they typically have been. Was there anything unusual that was happening in there?

PHIL ASHERMAN:	I don’t know exactly what you are looking at, but our margins really fell within the same bandwidth that we are talking about in terms of our gross margin. Actually, we are pretty pleased with what we are seeing as far as the margin performance in the trends.

RON BALLSCHMIEDE:	I guess the only thing I would point to is not only the technology of another strong quarter, but also North America by itself, we talked a lot historically about the

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

Golden Pass has a dilutive effect on our reported margins. While the job has been — is profitable, it has been profitable, the revenue burn on that would bring down that ratio, and we had minimal revenue burn in Q4, and that is probably the first quarter — well, it is the first quarter since Ike that that happened.

So some of that, you are seeing that, but the balance of it is just nice completion of several jobs and mixing the timing of those projects.

PETER CHANG:	Got you, and then on contract terms, you guys have been talking about how you have moved more into a cost reimbursable or hybrid-type contract, but trying to reconcile that with the comment earlier about potential margin pressures coming on with new entrants, do you guys expect customers to try to rebid contracts to fixed price or lump sum, or do you expect contracts going forward to be more along the lump-sum type?

PHIL ASHERMAN:	Well, you know, I think in the oil and gas business, especially for major projects over $100 million, I don’t think there has ever been a time that I know of that owners hadn’t — did not have a distinct preference for a lump-sum contract, and I think certainly what has swung the pendulum over the last couple of years was the larger projects and the increased risk in commodity prices drove up the risk premiums on these jobs which I think most owners start taking a different view on their contracting strategies to try to just reduce cost.

And my comment really is that you can only assume that in the volatility of today’s market, owners are going to take advantage of the lower pricing on the supply market and the better deliveries. I think that it is altogether possible that work going forward, there may be more lump-sum component of that work than perhaps we saw over the last couple of years because you got a reduction of both commodity and supply pricing as well as certainly perhaps some risk premiums, and that may be true in some parts of the world. It is probably truer with integrated oil companies than perhaps with national oil companies, which have always had a strong preference for lump-sum contracting.

And my point is that we have been adjusting to those market conditions, and certainly, should that pendulum swing more to the fixed-price side of the equation, we are certainly well prepared to address that as well.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

So it is as volatile as other areas of the business, but certainly, we have seen companies particularly in the Middle East, in Asia and other parts of the world become stronger during the high demand period and certainly are better able to perhaps be new entrants into what has been a fairly concise bit of competitors — or slate of competitors of the last three to five years. So, again, those are the things we have to consider when we look forward on our outlook for this year and certainly into ‘10.

PETER CHANG:	Great. Thanks, guys I’ll get back in queue.

PHIL ASHERMAN:	All right. Thanks.

OPERATOR:	Your next question comes from the line of Scott Levine with JPMorgan.

SCOTT LEVINE:	Good afternoon, guys.

PHIL ASHERMAN:	Hello, Scott.

SCOTT LEVINE:	How are you going?

PHIL ASHERMAN:	Thank you.

SCOTT LEVINE:	A question regarding Golden Pass and the time table there. Does your guidance contemplate an elongation of the time table there? Can you remind us how much revenue remains to be burned and/or do you anticipate or does your guidance anticipate that you restart that project at any particular point this year?

RON BALLSCHMIEDE:	I will talk about the numbers. I will let Phil get the situation.

SCOTT LEVINE:	Okay.

RON BALLSCHMIEDE:	We don’t — we have not factored in a lot of revenues coming from that project where we are trying to understand and reset the schedule. So, until we know that, we won’t build them in, but I will let Phil talk about the current status.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

PHIL ASHERMAN:	Well, I mean, there is certainly progress being made on the project. We continue with the marine works and a lot of the foundation works and quite honest — and have a couple hundred people still working on the site.

The reassessment and the damage to either major pieces of equipment or the reordering of bulk materials and other equipment on the job, still going through that assessment, and we expect to have some — better clarification on the baseline schedule and estimated cost, you know, certainly within this quarter or early second quarter.

But as far as what Ron said, we have not anticipated any swings really in our guidance relative to Golden Pass.

SCOTT LEVINE:	Okay. So, to be clear, basically no revenue, and then the last percentage of completion that you gave on the project —

PHIL ASHERMAN:	Yeah.

SCOTT LEVINE:	— is still active? It is still an accurate indicator, or is that really not the right way to think about it?

PHIL ASHERMAN:	Well, it’s unprecedented. The situation is unprecedented, but probably, one way to think about it is that all things being normal — and we were ahead of schedule, and the job, you know, it was minimally profitable or marginally profitable — the comparison would be probably today we would be sitting probably at around 85 percent plus, and the amount of progress is probably in the mid sixties in terms of round numbers. So the bar has to be reset, and we have to finish the rest of the job.

RON BALLSCHMIEDE:	Yeah. But just to be clear, we will have revenue off that job because we are doing work for the owner to mediate and clean the site up, but it is measured in very low hundreds of millions kind of number to finish it up.

SCOTT LEVINE:	Got you, and then a question on the bookings guidance, to follow up on a question that preceded me. If we think about the bookings guidance that you gave for this year and the as-sold margins you would anticipate on that, relative

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

to, say, what your bookings guidance was either last year or two years ago, in terms of hundreds of basis points, you know, factoring in, obviously, you might have some change in terms of the contract mix and composition, should we be thinking of the as-sold margins as directionally lower, and if so, by what kind of magnitude or what other thoughts or guidance can you give us to that end?

PHIL ASHERMAN:	We don’t anticipate nor have we seen any significant pressure on as-sold margins on the work. If you go back to one of our slides that I think related to backlog and you take a look at that or actually new awards and you look at that trend line — is it in here?

RON BALLSCHMIEDE:	No.

PHIL ASHERMAN:	All right. That is probably a good indication, and you look at that trend line and what we would have expected going forward, we factored certainly REFICAR significantly higher than we typically would in our planning process because we had an assigned contract and every expectation that the schedule would demand that we started ordering major equipment. That obviously didn’t happen, and that was delayed. Normally, we come pretty close on our new award forecast. So we think our bottoms-up analysis of what we see happening in the market, that we certainly would expect within that range of new awards for this year.

Again, the caution that we have is just the unpredictability of the timing of major new awards, of major projects that could swing that new award number. Certainly upward is what we would hope, but certainly without some of those major projects, we certainly feel we can come within that range.

SCOTT LEVINE:	But just to follow up on the last one really quickly, the as-sold margins on what you guys are anticipating, the pricing and the profit characteristics, roughly similar to last year, maybe a bit weaker?

PHIL ASHERMAN:	Yeah. We think the as-sold margins hold their own. You know, certainly, our goal is to keep the focus on the bottom line, and we are pleased to see what came out of fourth quarter relative to gross margin performance on our projects and certainly at the EBITDA level was a pretty healthy return. We don’t see any pressures currently on the as-sold that would change that outlook.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

SCOTT LEVINE:	Great. Thanks. Leave it there.

PHIL ASHERMAN:	All right.

OPERATOR:	Your next question comes from the line of Graham Mattison with Lazard Capital Markets.

PHIL ASHERMAN:	Hello, Graham

GRAHAM MATTISON:	Good afternoon, guys.

Hey, just a quick follow-up question on South Hook. So now the guidance for 2009 doesn’t include any additional charges being taken in the first quarter of 2001?

PHIL ASHERMAN:	That’s correct.

GRAHAM MATTISON:	So that project is ready to go and pretty much behind us. Is there any potential for additional charges going forward on that, that you see?

PHIL ASHERMAN:	Well, we are hopeful that all the estimates that we have done for the remaining spend on that job, which relative to the total investment is pretty nominal, have been captured on our estimates. Again, we have turned over the majority of the plan, and our staff and our direct labor on site is numbered in the low hundreds, not the thousands as it were before the holidays, and that was the sensitivity around the cost structure. We certainly wouldn’t anticipate any additional charges. If there are, certainly they would be incremental to what we forecasted.

GRAHAM MATTISON:	Got you. Okay, great. Thank you.

And then just looking at the guidance range, if some of these projects were to move earlier or later, say REFICAR, I mean, how much could that swing EPS, or is it the EPS range also going to be more impacted by project execution versus just the booking?

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

PHIL ASHERMAN:	Well, EPS is always affected mainly by project execution and our ability to perform on those margins. The way it would swing it — and it is not just REFICAR, but again, probably half a dozen or so or more major projects we see around the world, again, where we enter into the process and REFICAR, our FEED work is already done, preliminary engineering done. So we can start ordering equipment and materials almost immediately. So our ability to start generating revenue is pretty good on most of those major jobs. So it would have an impact certainly on our performance or our revenue for the remainder of the year if one of those were to be awarded sooner than we anticipated.

GRAHAM MATTISON:	Okay. Got it. Great. I will jump back in queue. Thank you.

PHIL ASHERMAN:	Thank you.

OPERATOR:	Your next question comes from the line of Joe Gibney with Capital One.

PHIL ASHERMAN:	Hello, Joe.

JOE GIBNEY:	Hello. How are you guys doing?

PHIL ASHERMAN:	Good.

JOE GIBNEY:	Just one quick follow-up. Most of my questions are asked and answered, but Ron, just curious on your expectations here. How should we be thinking about within the P&L on equity and earnings on your JV front here as we work all the way through ‘09? A comparable run rate to what we saw in the fourth quarter?

RON BALLSCHMIEDE:	Yeah, that is probably not too far off. I think that business performs, as Dan mentioned earlier, that we had a great year, over $40 million of operating — of equity earnings, and that is going to act just like the rest of the business of that, plus or minus 20 percent content, 20 percent given the activity as it perks up.

JOE GIBNEY:	Okay. That is helpful.

RON BALLSCHMIEDE:	Or perks down.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

[Laughter.]

JOE GIBNEY:	And Phil, just some broader commentary, I am curious on your outlook here on incremental nuclear bookings as we work all the way through the year. You kind of expect the slow crawl here. I know you guys aren’t whetted to any particular design concept, but I’m just curious about your thoughts on the pace of how these bookings could transpire for you, particularly back half of the year. Is that still back half-weighted for your expectations as well?

PHIL ASHERMAN:	Well, I would say, generally, yes. I think the bookings which are a result of that Westinghouse contract, 2009 should look a lot like 2008, we would think. Again, the wild card, if there is one in that whole thing, is, again, the debate in terms of just nuclear program in general, the regulatory environment, and those type of issues that are certainly out of our control. But certainly, on what we see right now, we would anticipate a fairly steady clip of those bookings.

JOE GIBNEY:	All right, great. I appreciate it, guys. Happy Mardi Gras. I will turn it back over.

RON BALLSCHMIEDE:	Thank you. Same to you.

OPERATOR:	Your next question comes from the line of Brian Chin with Citigroup.

PHIL ASHERMAN:	Hello, Brian.

BRIAN CHIN:	Hi. Good evening. Just a question on the translation adjustment, you mentioned the 300 million. I just want to clarify. That is quarter over quarter, not year over year. Right?

RON BALLSCHMIEDE:	It is actually the full-year number.

BRIAN CHIN:	Full-year number. Any sense of what the quarter-over-quarter number was?

RON BALLSCHMIEDE:	You know, it actually — the effect on backlog rounded to about the same number, rounded up to 300 and down to 300 in third quarter, fourth quarter respectively. So it hasn’t had a huge impact quarter to quarter, but it did continue to decline a bit.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

BRIAN CHIN:	Okay, great. Thanks a lot.

RON BALLSCHMIEDE:	Uh-huh.

OPERATOR:	Your next question comes from the line of David Yushak with SMH Capital.

PHIL ASHERMAN:	Hello, David. I think you are our last question.

DAVID YUSCHAK:	Hey, Yushak, it is at the end of the alphabet. That is probably an appropriate place [Laughter.]

DAVID YUSCHAK:	In your press release, you guys indicated you are taking some proactive steps to reduce cost and particularly with the variable components you got in the mix.

PHIL ASHERMAN:	Yeah.

DAVID YUSCHAK:	Did some of that show up in the fourth quarter? And you know, as you talked earlier about trying to balance your utilization as you go through the rest of this year, how do you try to manage what you need to do to shrink down those costs as you go through the year, depending on how business flows, determining how much you can bring down, and do you got any kind of sense as to what kind of numbers we would be talking about?

PHIL ASHERMAN:	Well, Ron can, if he has got some quantitative response to that, I think — but qualitatively, I think, you know, you got to look at the cost in our business layer upon layer. Certainly, there are fixed assets which we talked about, which we have already addressed, but quite honestly, that was less to do with the economic and the workload issues we see and more with the ability to divest ourselves of some underperforming assets that have been identified, but we were prevented from addressing by the FTC order. So we have done that. That’s a couple of shots. The rest is workload related. We don’t have much fixed cost. The variable cost components of that is engineering. Certainly, construction is always a variable cost, which just by nature of our work is up and down, but the challenge, obviously, with variable cost on engineering, certainly, we have leases. We have severance. We have other things which we have to address, should

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

we decide or should we feel it necessary to try to address that.

So we are trying to anticipate that scenario in preparation of any changes in our marketplace. The immediate, certainly, impact on us is our concern over the refining market and any technical expertise we have that — for that market, but that is a process that is over the course of quarters, not weeks, and again, we are just preparing ourselves to address that variable cost component of our business and also addressing certainly the fixed components of our business immediately.

DAVID YUSCHAK:	And then one last question on the progression of your financial results as you go through the year. Would we expect that maybe in that revenue and EPS guidance, it may be more like a 60/40 mix, knowing that maybe business doesn’t taper off as much in this first half as it could in the second half?

RON BALLSCHMIEDE:	Well, clearly, we will be living off our backlog a bit early in the year, and the back end of the year will be dependent on getting some of these orders closed. So I think that is a reasonable conclusion.

DAVID YUSCHAK:	Okay. So 60/40 may be a good working model at this point in time?

RON BALLSCHMIEDE:	It’s probably as good as anything, yes.

DAVID YUSCHAK:	Okay. Thanks a lot. That’s all I got.

PHIL ASHERMAN:	All right, David.

OPERATOR:	Thank you.

PHIL ASHERMAN:	All right.

OPERATOR:	That concludes the Q&A portion of today’s conference call.

Mr. Asherman, do you have any closing remarks?

PHIL ASHERMAN:	I do. Thank you.

CB&I
Moderator: Philip Asherman
February 24, 2009/5:00 PM ET

In conclusion of today’s call, CB&I is focused on maintaining the agility that we think is going to be needed in what we see as continuing volatility, particularly in light of the potential delay of new major projects and the reduction of what was previously anticipated CAPEX in markets such as U.S. refining and Canadian oil sands business.

Our view for 2009 is a cautious one. We are maximizing our ability to calibrate the variable aspects of our business to anticipating shifts in demand. We are taking and have taken steps to keep a competitive cost structure, without compromising margins, and most importantly is the fact that the majority of our client base are those energy producers who are looking well beyond today’s pricing volatility and are planning for future demand, expanding research on viable alternative energy sources, and who consider CB&I as a preferred and reliable supplier for technology, energy infrastructure, and steel plate structures around the world.

Thank you for your time today and certainly your interest. This will conclude our call.

OPERATOR:	Thank you. This concludes today’s CB&I 2008 Fourth Quarter and Full Year Report. You may now disconnect.